SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CAPITAL GROWTH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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CAPITAL GROWTH SYSTEMS, INC.

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	________________, 2010

Time:	10:00 a.m.

Place:	111 E. Wacker, Suite 2800

Chicago, Ill. 60601

Capital Growth Systems, Inc.
200 South Wacker Dr. Suite 1650 Chicago, IL 60606
(312) 673-2400

Notice of Special Meeting of Stockholders
to be Held                                 , 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Capital Growth Systems, Inc., which will be held on ________________, 2010 beginning at 10:00 a.m. central time, at 111 E. Wacker, Suite 2800, Chicago, Illinois 60601.  At the special meeting, you will be asked to:

•	approve an amendment to our Articles of Incorporation to increase the maximum number of shares of our Common Stock that we are authorized to issue from 350 million to 990 million;

•	approve an amendment to our Articles of Incorporation to change our name to Global Capacity, Inc.; and

•	transact any other business that may properly be presented at the special meeting.

If you were a stockholder of record at the close of business on [______________], you may vote in person at the special meeting and any postponements or adjournments of the meeting.  A list of these stockholders will be available at our offices before the special meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the special meeting.

By order of the Board of Directors,

Patrick C. Shutt
Chief Executive Officer

_____________, 2010

TABLE OF CONTENTS

i

This proxy statement contains information related to the special meeting of stockholders to be held __________, 2010, beginning at 10:00 a.m. Central Standard Time at 111 East Wacker Drive, Suite 2800, Chicago, Illinois  60601, and at any postponements or adjournments thereof.  This proxy statement is being mailed to stockholders on or about _________, 2010.

INFORMATION ABOUT THE SPECIAL MEETING

Information about Attending the Special Meeting

The Board of Directors is soliciting your vote for the special meeting of stockholders.  You will be asked to vote on:

•	approving an amendment to our Articles of Incorporation to increase the maximum number of shares of our Common Stock that we are authorized to issue from 350 million to 990 million;

•	approving an amendment to our Articles of Incorporation to change our name from Capital Growth Systems, Inc. to Global Capacity, Inc.; and

•	any other business that properly comes before the meeting.

If you own shares of Common Stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials.  Please make sure to vote all of your shares.  This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission.  If you plan on attending the special meeting of stockholders in person, please contact the Company via email at ir@globalcapacity.com so that we can arrange for sufficient space to accommodate all attendees.

Information About Voting

You will have one vote for each share of Common Stock that you owned on [___________], 2010, which is the record date for the special meeting.  There is no cumulative voting.  Not less than a majority of the ___________outstanding shares as of the record date, or shares representing [___________] votes of Common Stock must be present to hold the special meeting.

You may own shares in one of the following ways:  directly in your name as the stockholder of record or indirectly through a broker, bank, or other holder of record.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us or vote in person at the meeting.  If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank, or other holder of record is sending these proxy materials to you.  As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials.

Your vote is important.  You may vote in person or by granting us a proxy to vote on the proposals.  To vote by proxy you must sign, date and return the enclosed proxy card in the enclosed envelope.  If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by:  (1) sending written notice to us, attention:  Corporate Secretary; (2) providing us with a later-dated proxy; or (3) attending the special meeting in person and voting your shares.  Merely attending the special meeting, without further action, will not revoke your proxy.

If you return your proxy card, but do not indicate how your shares should be voted, they will be voted “for” in accordance with the board’s recommendation for each proposal.

Information Regarding Tabulation of the Vote

Our Chief Financial Officer will tabulate all votes cast at the meeting and will act as inspector of election at the meeting.

Quorum Requirement

Stockholders owning shares representing a majority of our outstanding shares of Common Stock must be present in person or by proxy in order for action to be taken at the meeting.  For these purposes, “abstentions” and “broker non-votes” will be counted as present for determining whether a quorum is present.  A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so from the beneficial owners.

Information About Votes Necessary for Action to be Taken

Each proposal to amend our Articles of Incorporation requires the affirmative vote of a majority of our outstanding shares of Common Stock represented in person or by proxy at the meeting.  A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of establishing a quorum.  Accordingly, an abstention will have the effect of a no vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some or all of the matters to be acted upon.  Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.  Shares represented by “broker non-votes” will, however, be counted in establishing a quorum.

Costs of Proxies

We will pay all the costs of soliciting proxies and holding the special meeting.  We may retain a third party to assist in this process.  In the event that we retain a proxy solicitor, it is estimated that the cost of such retention will be in the range of approximately $10,000 to $20,000 plus reimbursement for out of pocket expenses.  Proxies will be solicited by our directors, officers, or employees.  We will not pay additional compensation to these individuals for these activities.  We also intend to request that brokers, banks, and other nominees solicit proxies from their principals.  We will pay the brokers, banks, and other nominees for certain expenses that they incur for these activities.

Other Matters

We are not aware of any other matter to be presented at the special meeting.  Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting.  If, however, any other matter properly comes before the special meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion.

Available Information

This proxy statement is available on our Internet website at www.globalcapacity.com.  We file reports, proxy materials, and other information with the Securities and Exchange Commission (“SEC”).  These reports, proxy materials, and other information can be inspected and copied at the Public Reference Section maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at 200 South Wacker Dr. Suite 1650, Chicago, Illinois 60606; and at 49 East 52nd Street, 7th floor New York, NY 10022.  Copies can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C.  The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

Security Ownership of Certain Beneficial Owners, and Management

The following table sets forth the number of shares of common stock beneficially owned as of March 31, 2010, by certain individuals and entities known by us to be beneficial owners of more than five percent of our common stock and our officers and directors. A shareholder has beneficial ownership over shares if the shareholder has shares voting or investment power over the share or the right to acquire such power within 60 days. Except as otherwise indicated, the shareowners listed in the table below have sole voting and investment power with respect to the common stock owned by them, and the shares are not subject to any pledge. As of March 31, 2010, we had 168,233,180 shares of our common stock outstanding.

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class
	David J. Lies
	1701 E. Lake Ave., Suite 260
Common Stock	Glenview, IL 60025	21,214,800	(2)	12.6%
	Aequitas Capital Management, Inc.
	Aequitas Commercial Finance, LLC
	Aequitas Catalyst Fund, LLC – Series A
	Aequitas Catalyst Fund, LLC – Series C
	5300 Meadows Road, Suite 400
Common Stock	Lake Oswego, OR 97035	20,435,850	(3)	11.7%
	Midsummer Capital, LLC
	29 Madison Ave., 38th Floor
Common Stock	New York, NY 10017	15,208,333	(4)	8.3%
Common Stock	George A. King (1)	4,079,309	(5)	2.4%
Common Stock	Patrick C. Shutt (1)	3,652,953	(6)	2.1%
Common Stock	Robert Pollan (1)	2,479,166	(7)	1.5%
Common Stock	Jack Lodge (1)	395,283	(8)	*
Common Stock	Jeremy Cooke (1)	300,000	(9)	*
Common Stock	Chris Hoyle (1)	300,000	(9)	*
Common Stock	Charles Wright (1)	200,000	(10)	*
Common Stock	Kenneth Napier (1)	200,000	(10)	*
Common Stock	Bradford Higgins (1)	100,000	(11)	*

Common Stock	All Officers and Directors as a Group	11,706,711		6.5%

(*)	Less than 1%
1	Executive Officer or Director
2	Includes warrants to purchase 520,000 shares of common stock; excludes restricted warrants to purchase 4,799,152 shares of common stock.
3	Includes warrants to purchase 7,010,000 shares of common stock; excludes restricted warrants to purchase 17,980,096 shares of common stock.
4	Includes warrants to purchase 15,208,333 shares of common stock; excludes restricted warrants to purchase 4,591,920 shares of common stock.
5	Includes 3,416,666 options and 50,000 warrants to purchase shares of common stock; excludes 3,333,333 unvested options and restricted warrants to purchase 464,465 shares of common stock.
6	Includes 3,416,666 options and 62,500 warrants to purchase shares of common stock; excludes 3,333,333 unvested options and restricted warrants to purchase 232,232 shares of common stock.
7	Includes 2,416,666 options and 62,500 warrants to purchase shares of common stock; excludes 232,232 restricted warrants to purchase shares of common stock.
8	Includes 389,583 options to purchase shares of common stock; excludes 513,751 unvested options to purchase shares of common stock.
9	Includes 300,000 options to purchase shares of common stock; excludes 100,000 unvested options to purchase shares of common stock.
10	Includes 200,000 options to purchase shares of common stock; excludes 200,000 unvested options to purchase shares of common stock.
11	Includes 100,000 options to purchase shares of common stock; excludes 300,000 unvested options to purchase shares of common stock.

PROPOSAL NO. 1 – AMENDMENT TO THE ARTICLES

Our Board adopted a resolution to amend, and to recommend our stockholders to approve, Article III of our Articles of Incorporation, referred to herein as the “Articles,” in order to increase the number of shares of Common Stock authorized for issuance from 350,000,000 shares to 990,000,000 shares.

The full text of Article III of the Articles as proposed to be amended by this proposal would be as follows:

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 990,000,000 shares of Common Stock, $.0001 par value per share and 5,000,000 shares of preferred stock, $.0001 par value per share with such rights and preferences as determined by the Board of Directors.

Florida law requires us to obtain approval from our stockholders to amend our Articles to increase the number of shares of authorized Common Stock.

Reasons for and General Effect of the Proposed Amendment

We recently closed on a number of financing transactions pursuant to which we issued securities that are convertible into shares of our Common Stock and/or contain warrants exercisable for the purchase of shares of our Common Stock.  The total number of shares of Common Stock that we may be required to issue upon conversion or exercise of these securities, together with previously issued warrants, options, and convertible debentures, exceeds the current number of shares of Common Stock that we are authorized to issue.  As a result, as part of the November Transactions (as described below), we agreed to seek shareholder approval to increase the number of our authorized shares of Common Stock to not less than 600 million shares.  Although an increase in authorized shares of Common Stock to 600 million shares is expected to satisfy our requirements under the November Transactions (absent future transactions that could trigger future antidilution rights), and is expected to provide sufficient shares to cover any future issuances of Common Stock required pursuant to November Transactions, we are asking our shareholders to approve an increase in our authorized shares of Common Stock to 990 million (as opposed to 600 million).  We believe that such an increase will give us the flexibility to issue shares of Common Stock for future acquisitions or other transactions where the need to issue Common Stock may arise and/or to address the need for additional shares in the event of any future issuances that might trigger antidilution rights.  This proxy statement contains a summary of the November Transactions.  If we are unable to obtain stockholder approval of this matter at the Special Meeting, then pursuant to the November Securities Purchase Agreement (as more fully described herein): (i) we are required to continue to submit the matter for stockholder approval every 30 days until stockholder approval is obtained, and  (ii) we are not permitted to issue shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, except for specific limited issuances, until stockholder approval is obtained.

NOVEMBER 2008 TRANSACTIONS

General Overview

On November 14, 2008, we, entered into an Interest and Loan Purchase Agreement (the “ILPA”) with Vanco plc, a U.K. corporation in administration (“Seller”) pursuant to which our wholly-owned subsidiary, Capital Growth Acquisition, Inc. (“CGAI”) agreed to purchase all of the outstanding membership interests (the “Interests”) of Vanco Direct USA, LLC (“Vanco Direct”).  We and the Seller submitted a joint application to the Federal Communications Commission (“FCC”) for the granting of a special temporary authority (“STA”) for CGAI to operate the assets of Vanco Direct under a management services agreement pending the formal approval of the change in beneficial ownership of Vanco Direct as a result of the sale of the Interests.  On November 19, 2008, the FCC granted the STA.

The purchase price for the Interests was funded on November 20, 2008 at a  “Financial Closing.” In order to finance the purchase of the Interests, we entered into the following additional agreements, effective as of the Financial Closing:  (i) a Term Loan and Security Agreement with ACF CGS, L.L.C., as agent for one or more lenders (the “Term Loan Agreement”) pursuant to which we agreed to borrow $8.5 million from the senior lender(s), subject to increase to up to $10.5 million (collectively, the “Senior Lender”); (ii) a Consent, Waiver, Amendment, and Exchange Agreement (the “Waiver Agreement”) with holders of our outstanding Senior Secured Convertible Debentures issued on March 11, 2008 (the “March Debentures”), pursuant to which the holders waived and amended certain conditions contained in the March Debentures (as well as effected an exchange of the March Debentures for new original issue discount debentures) and the corresponding Securities Purchase Agreement by and among us and the holders of the March Debentures (the “March SPA”) which Waiver Agreement enabled us to enter into the Term Loan Agreement and issue the November Debentures (defined below) and enter into the other transactions referenced below; (iii) a new Securities Purchase Agreement (the “November SPA”) pursuant to which we issued to certain holders of the March Debentures and to certain additional designated purchasers an additional $9,025,000 of purchase price amount of junior original issue discount secured convertible debentures (the “November Debentures”) coupled with warrants; (iv) an unsecured $3 million convertible debenture issued to the Seller, subject to increase by up to $1,000,000 (“Seller Debenture”); (v) an intercreditor agreement which governs the priorities and payments in favor of the Senior Lender (“Senior Lender Intercreditor Agreement”) relative to the holders of the Amended March Debentures and the November Debentures (collectively, the “Junior Secured Creditors”); and (vi) an intercreditor agreement which governs the priorities and payments in favor of the Junior Secured Creditors (the “Junior Lender Intercreditor Agreement”) relative to the holder of the Seller Debenture.  In addition, we amended our engagement agreement with Capstone Investments and effected a new consulting agreement with Salzwedel Financial Communications, Inc. and provided certain common stock and/or warrants pursuant to those agreements.

Seller Debenture

On the date of the Financial Closing, in partial consideration for the Interests, we issued to the Seller the Seller Debenture, an unsecured, non-interest bearing convertible debenture in the principal amount of $3 million, which may be increased to $4 million based on either:  (i) certain payments received by Vanco Direct with respect to a sublease by Vanco Direct of certain office property located in Chicago, Illinois from a current occupant of that space; or (ii) the assumption by such occupant of certain of Vanco Direct’s obligations regarding such space.  At any time after we increase our number of authorized shares of Common Stock to not less than 600 million (the “Authorized Share Increase”), the Seller may convert all or any portion of the Seller Debenture into shares of Common Stock at a conversion rate of $0.24 per share.  However, the Seller agreed not to sell any of the shares it received from such conversion until November 20, 2009, unless sold in a private transaction with similar restrictions on resale of such Common Stock.  As such, the entire Seller Debenture may be converted into an aggregate of 12.5 million shares of Common Stock, subject to increase to the extent its principal amount is increased.

Amended and Restated March Debentures

Pursuant to the Waiver Agreement, the holders of $16 million of original principal amount of the March Debentures exchanged their March Debentures for amended and restated March Debentures maturing March 11, 2015, convertible into Common Stock at $0.24 per share (the “Tranche 1 Amended March Debentures”) in which the remainder of the interest that would have accrued under their March Debentures, plus the sum of 25% of their original principal amount, plus all liquidated damages accruing with respect to the original registration rights agreement regarding the March Debentures (12% of original principal amount) was added to the principal amount of the Tranche 1 Amended March Debentures (collectively, the “Add-on Amount”).  The Tranche 1 Amended March Debentures do not accrue interest through maturity; however, the Add-on Amount was scheduled to be fully redeemed through level amortization on a quarterly basis over 21 periods starting July 1, 2009, and continuing through the applicable time period, and thereafter at maturity the original $16,000,000 of initial funding will be due.  The Senior Lender Intercreditor Agreement contains certain conditions to the cash payment of the quarterly redemption amounts.  To the extent we fail to satisfy those conditions, the Tranche 1 Amended March Debenture holders at their election can either accept payment of such amount with Common Stock valued at 90% of the volume weighted average price for a designated ten-day period prior to each payment or, alternatively, accrue the unpaid portion with interest until maturity.  Many of the remaining terms of the March Debentures were embodied in the Tranche 1 Amended March Debentures, which include the right to convert the principal amount of the debentures to Common Stock, provided that the Add-on Principal amount is not convertible until the Authorized Share Increase, (contemplated by this proxy statement) due to the current lack of sufficient authorized Common Stock to guarantee the issuance of the maximum number of shares issuable thereunder.

With respect to two affiliated holders of March Debentures, who in the aggregate held $2,459,160 of principal amount of March Debentures (as reduced from original aggregate principal amount of $3 million due to prior conversions of principal to Common Stock), we exchanged their March Debentures for new debentures (the “Tranche 2 Amended March Debentures”) which mirrored the Tranche 1 Amended March Debentures except that:  (i) the Add-on amount for the Tranche 2 Amended March Debentures was limited to the liquidated damages amount accrued for failure to have the registration statement declared effective on a timely basis plus certain legal fees incurred by the holders in negotiation and documentation of the revised transactions; and (ii) at the Financial Closing, we made a one-time payment of all interest accruing or scheduled to accrue with respect to the corresponding original March Debentures (approximately $915,000), in satisfaction of all interest accruing on the debentures.  The aggregate principal amount of the Trance 2 Amended March Debentures was $2,832,484.  The Add-on amount of these debentures was scheduled to be amortized in a manner similar to that of the Add-on Amount of the Tranche 1 Amended March Debentures.

Agent Warrant and Term Loan Agreement

In connection with entering into the Term Loan Agreement, at the Financial Closing we issued to the Agent a warrant to purchase up to 12 million shares of our Common Stock having a term of five (5) years and exercisable at $0.24 per share.  The Warrant contains anti-dilution and cashless exercise provisions and is not exercisable until the Authorized Share Increase.

November Debentures and Warrants

Pursuant to the November Securities Purchase Agreement, we completed a private placement effective as of the Financial Closing date of $9,025,000 of securities with a limited number of investors (“Purchasers”) including:  (i) certain of the holders of the March Debentures; (ii) Aequitas Catalyst Fund, LLC, which converted its $500,000 short-term loan to a November Debenture; and (iii) Capstone Investments, which was credited with the purchase of $700,000 of November Debentures in satisfaction of certain of its fees and expenses.  The securities were comprised of:  (i) November Debentures in an aggregate price amount of $14,891,250 (inclusive of the 65% increment noted below), maturing seven (7) years from issuance and convertible into Common Stock at $0.24 per share (the “Conversion Price;” representing 62,046,875 shares of Common Stock on an as-converted basis, subject to possible adjustment as a result of the full-ratchet anti-dilution protection contained therein); and (ii) one warrant per November Debenture, providing a right to purchase 75% of the number of shares of Common Stock purchasable with the original subscription amount of the November Debenture, at a price of $0.24 per share (subject to possible adjustment as a result of the full-ratchet anti-dilution protection contained therein) having a term ending seven (7) years from the Financial Closing date (the “November Warrants”).  The November Debentures are original issue discount securities and do not call for the payment of interest over their term.  In lieu of interest, the principal amount of each November Debenture is equal to the subscription amount paid for such November Debenture multiplied by 1.65 (such 65% increase over the original subscription amount being the “November Debenture Add-on Amount”).  Conversion of the November Debentures shall not be permitted until we effect the Authorized Share Increase.

First Amendment to Capstone Engagement Agreement

We entered into a first amendment to our Engagement Agreement with Capstone Investments (“Capstone”), a registered broker/dealer that assisted us on an exclusive basis with respect to the placement of the Term Loan and the November Debentures.  The first amendment required that Capstone be compensated in the amount of 7% of the cash proceeds raised from the sale of the Term Loan and November Debentures and be issued a warrant (convertible at $0.24 per share and containing cashless exercise rights) to purchase 7% of the shares of Common Stock that could be purchased as of the Financial Closing with respect to the total cash raised, were it all to be converted to Common Stock at $0.24 per share and subject to cashless exercise rights.  Capstone was paid a fixed $200,000 non-accountable expense reimbursement (one half in cash and one half in the form of a November Debenture) to cover all expenses it incurred from the date of its initial engagement in connection with the March Debentures through the Financial Closing.  This resulted in commissions of $1,226,750 (exclusive of the expense reimbursement above) and a warrant to purchase up to 5,111,458 shares of Common Stock, exercisable at $0.24 per share for a period of five (5) years following the Financial Closing.  Capstone was credited with the purchase of $700,000 of securities, comprised of November Debentures and corresponding warrants, as partial satisfaction of the fees and expense reimbursements identified above.

Financial Consulting Services Agreement

We signed an agreement, effective as of the Financial Closing, with Salzwedel Financial Communications, Inc. (“SFC”) for the provision of financial consulting services through October 31, 2009, to perform investor relations and public relations services for us with respect to the financial community, as well as other services.  In consideration for such services, the agreement provided that we pay SFC an $8,000 per month consulting fee and issue to it:  (i) 2 million shares of Common Stock – effective as of the date of the Authorized Share Increase; and (ii) a five-year warrant to purchase up to 15 million shares of Common Stock, exercisable at $0.24 per share and containing cashless exercise

JULY AND AUGUST 2009 TRANSACTIONS

In July and August, 2009 we entered into a series of transactions related to amendment of our existing financing and the funding of additional financing.  These transactions are comprised of the following: (i) entry into a Second Amendment and Waiver Agreement (“Second Amendment”) with our Senior Lender with respect to $8,500,000 of senior secured financing, restoring the loan to good standing and setting adjusted covenants and other terms and conditions; (ii) issuance of $7,000,000 of principal amount of original issue discount convertible senior secured debentures (“July Debentures”), representing the funding of $4,000,000 of subscription amount (inclusive of $500,000 of subscriptions credited against liabilities of the Company to the respective holders) and $3,000,000 of original issue discount added to principal, coupled with warrants to purchase up to 12,500,000 shares of Common Stock, all exercisable or convertible at $0.24 per share (the “July Warrants,” and coupled with the July Debentures, the “Units”), subject to adjustment (and with an adjustment to the exercise price on up to $15,000,000 of existing debentures as discussed below); the issuance of an additional $2,000,000 of cash subscription amount of July Units (representing up to an additional $3,500,000 of principal amount of July Debentures inclusive of the OID factor and July Warrants to purchase up to an additional 6,250,000 shares of Common Stock—the “Second Tranche Debentures”); and (iii) authorization for the issuance of secured convertible original issue discount debentures (“VPP Debentures”) to certain creditors of the Company in exchange for release of up to $2,500,000 of obligations to such creditors (with the debentures to contain an OID factor of up to $1,6250,000), and coupled with warrants to purchase up to 12,890,625 shares of Common Stock (“VPP Warrants” – together with the VPP Debentures, collectively, the “VPP Units”), all exercisable or convertible at $0.24 per share, subject to adjustment.

On August 27, 2009, the Company received aggregate subscription proceeds, inclusive of the pre-funded amount of $200,497, totaling the required $2,000,000 Cash Subscription Amount, and has issued the corresponding Second Tranche Debentures and warrants (“Second Tranche Warrants”).  Consistent with the July Debentures, the Second Tranche Debentures provide for an OID factor of 75% of the cash subscription value (the “OID Amount”), representing $1,500,000 of OID Amount in the aggregate.  This OID Amount has been added to the principal amount of the Second Tranche Debentures, resulting in a total principal amount of $3,500,000.  The additional terms and conditions of the Second Tranche Debentures and Warrants are consistent with that of the July Debentures and Warrants, respectively.

Pursuant to the July Securities Purchase Agreement, in the event that the Company has not repaid the Cash Subscription Amount paid in by a Holder thereof by September 30, 2009, the exercise price of the July and Second Tranche Debentures held by such Holder and the corresponding July and Second Tranche Warrants, would be reduced to $0.15 (subject to adjustments for forward and reverse splits and the other adjustments called for in the July Debenture and Second Tranche Debenture); no such repayment was made, and therefore the exercise price was reduced accordingly.

Certain Effects of the Proposed Amendment

The proposed amendment to our Articles to increase the number of shares of authorized Common Stock would not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock would reduce each existing stockholder’s proportionate ownership.  Holders of existing Common Stock do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that you would not have a prior right to purchase any new issue of Common Stock in order to maintain your proportionate ownership.

The issuance of additional shares of Common Stock could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us.  We are not aware of any attempts on the part of a third party to effect a change of control and the amendment has not been proposed to prevent a change of control.

If the holders of Common Stock approve this proposal, we will file the Amended and Restated Articles of Incorporation with the Secretary of State of Florida (the “Secretary”) and the amendment and restatement of our Articles as described above will be effective upon the acceptance of the of Amended and Restated Articles of Incorporation by the Secretary.

Interest of Certain Persons in Matters To Be Acted Upon

In 2007, each of Mr. Patrick Shutt, a director and our chief executive officer, Mr. George King, a director and our president and Mr. Robert Pollan, a director and our then chief operating officer, were  each issued time-based as well as performance-based options to purchase up to an aggregate of  12,750,000 shares of our common stock at $0.185 per share per individual, and the Company reserved a corresponding number of its authorized but unissued shares for issuance with respect to the options, if exercised (the "Reserved Shares").  Messrs. Shutt, King and Pollan agreed with the holders of the debentures issued in March, 2008 to: (i) assign the right to 10,833,333 of the Reserved Shares underlying their options to the holders of the debentures, to ensure that there would be additional shares of common stock underlying the debentures (retaining for themselves the remaining 1,916,667 reserved shares underlying their options);  and (ii) not exercise up to the last 2,000,000 shares of common stock purchasable under the performance options comprising a portion of the options referenced above (expiring December 31, 2012) to the extent the exercise would result in insufficient shares underlying the debentures.  It is anticipated that once the Company obtains authorization for additional shares of common stock, there will be sufficient shares available to directly reserve underneath the options as well as under the debentures, thereby rendering moot the above undertakings.

RECOMMENDATION OF THE BOARD:  The Board recommends that you vote “FOR” the amendment to our Articles of Incorporation in order to increase the number of shares of Common Stock authorized for issuance as described herein.

PROPOSAL NO. 2 – AMENDMENT TO THE ARTICLES

Our Board adopted a resolution to amend, and to recommend our stockholders to approve, Article I of our Articles in order to change the name of the company from Capital Growth Systems, Inc. to Global Capacity, Inc.

Since our acquisition of Global Capacity Group, Inc. in 2007, we branded all of our product and service offerings as well as our advertising and public relations information under the “Global Capacity” trademark.  Our recent acquisition of Vanco Direct USA, LLC, our largest operating unit, has also been re-named as Global Capacity Direct, LLC.  It is only logical at this time for us to officially change our corporate name to be consistent with the branding and trademarks used by our operating subsidiaries.

The full text of the new Article I, as proposed to be amended would be as follows:

Article I.  The name of the corporation is Global Capacity, Inc.

If the holders of Common Stock approve this proposal, we will file the Amended and Restated Articles of Incorporation with the Secretary of State of Florida (the “Secretary”) and the amendment and restatement of our Articles as described above will be effective upon the acceptance of the of Amended and Restated Articles of Incorporation by the Secretary.

RECOMMENDATION OF THE BOARD:  The Board recommends that you vote “FOR” this amendment to our Articles to change our corporate name to Global Capacity, Inc.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF
PROXIES WILL SAVE US THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES. PLEASE
PROMPTLY MARK, SIGN, DATE AND RETURN THE
ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

CAPITAL GROWTH SYSTEMS, INC.
200 South Wacker Drive, Suite 1650
Chicago, Illinois 60606

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick C. Shutt and George King and each of them as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the shares of Common Stock of Capital Growth Systems, Inc., held of record by the undersigned at the close of business on [_________], 2010, at the Special Meeting of Stockholders when convened on [___________] and at any postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH HEREIN.  In the event that any other matter may properly come before the Special Meeting, or any postponements or adjournments thereof, the Proxies are authorized, in their discretion, to vote on the matter.

PLEASE MARK VOTES AS IN THIS EXAMPLE ☒

1.	Approve an amendment to our Articles of Incorporation to increase the maximum number of shares of our common stock that we are authorized to issue from 350 million to 990 million.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Approve an amendment to our Articles of Incorporation to change our name to Global Capacity, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PRINT NAME OF STOCKHOLDER:
(or both Stockholders if held jointly)

Signature of Stockholder	Dated:
Signature, if held jointly	Dated:
Signature, if held jointly	Dated:
Signature, if held jointly	Dated:
Signature, if held jointly	Dated:

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign.  When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.  Please sign, date and return this proxy card promptly using the enclosed envelope.